UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 3, 2009

SAN JOAQUIN BANCORP (Exact name of registrant as specified in charter)

California	000-52165	20-5002515

(State or Other Jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
Incorporation)

1000 Truxtun Avenue, Bakersfield, California 93301
(Address of Principal Executive Offices) (Zip Code)

661-281-0360
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 3, 2009, the Registrant and its wholly-owned banking subsidiary, San Joaquin Bank (“Bank”), entered into a Benefits Reduction Agreement (the “Agreement”) with Bruce Maclin (“Maclin”). Maclin, age 67, was the Registrant’s Chairman of the Board and Chief Executive Officer and the Bank’s Chairman of the Board and an executive officer. Pursuant to the Agreement, Maclin agreed to terminate his Amended and Restated Executive Salary Continuation Agreement dated as of June 18, 2004, as thereafter amended on December 19, 2006 and December 29, 2008 (collectively, the “SERP Agreement”), provided, however, that he continue to receive the equal monthly benefit payments thereunder payable from November 2009 through December 2010 and that the medical benefits required to be provided pursuant to the SERP Agreement continue (the “Medical Benefits”). The Medical Benefits provision requires that Maclin and his spouse be provided with access to coverage for medical, dental and vision benefits equivalent to the benefit offered to then similarly situated active employees under the Registrant’s group health plan, or in some instances pursuant to individual policies. In each case, the Company is and was obligated to pay 100% of the cost of the premium, or in the case of a self funded plan, 100% of the cost of coverage, for the applicable coverage for the duration of the life of Maclin and his surviving spouse.

Prior to entering into the Agreement, the SERP Agreement provided that Maclin’s annual benefit upon reaching age 65 was $300,000 per year payable in the form of twelve (12) equal monthly benefit payments each year during his lifetime and payable to his surviving spouse or beneficiary, as the case may be, until the later of the death of his surviving spouse or the expiration of twelve (12) years after Maclin reached age 65. As a result of the Agreement, no further monthly benefit payments will be paid or owed to Maclin or his spouse after December 2010. Pursuant to the Agreement, Maclin also agreed that all monies, funds or other assets held by the Registrant (or any trusts) for the benefit of Maclin, his spouse or their respective beneficiaries under the terms of SERP Agreement, were immediately returned to the Registrant for its sole and exclusive benefit and ownership. Maclin and the Bank also agreed that, subject to applicable federal or California legal requirements and written agreements between the Bank and its regulators, the Bank will sell to Maclin, at fair market value, certain personal property items to be purchased for cash at the time of transfer. These items included an automobile which was estimated to have a fair market value of $50,000 and some office furniture.

The Agreement also terminated the Change in Control Agreement dated as of January 28, 1999, as thereafter amended on June 7, 2001, April 30, 2003 and December 30, 2008, between Maclin, the Registrant and the Bank.

In connection with the Agreement, Maclin expressed a desire to retire and, therefore, he agreed to resign his positions as an executive officer and director of the Registrant and as an executive officer, director and employee of the Bank, which he tendered concurrently with the effective date of the Agreement, October 3, 2009.

The Registrant also previously disclosed pursuant to a current report on Form 8-K, which was filed on October 1, 2009, that Registrant and the Bank had entered into Benefit Termination Agreements, dated as of September 30, 2009 (each referred to as “Benefit Termination Agreement”), with Bart Hill, Registrant’s President and a director, and Stephen Annis, Registrant’s Executive Vice President and Chief Operating Officer, under which Hill and Annis, respectively, each agreed to terminate their amended and restated supplemental executive retirement agreements. Hill’s amended and restated supplemental executive retirement agreement was substantially the same as Maclin’s SERP Agreement. Pursuant to the Benefit Termination Agreement between Bart Hill, Registrant and the Bank, Mr. Hill and his spouse will be entitled to receive Medical Benefits on the same basis as Maclin.

As a result of the Agreement and the termination of the annual and monthly benefit payment obligations under the SERP Agreement, as described above, the Registrant believes that its tier one capital will increase by approximately $3.5 million during the fourth quarter of 2009, although this amount will also be effected by additional results of operation that occur during the fourth quarter and the full impact of this additional capital cannot be predicted at this time. As a result of the Benefit Termination Agreements with Bart Hill and Stephen Annis and elimination, as of September 30, 2009, of the annual benefit payment obligations under their respective amended and restated supplemental executive retirement agreements, the Registrant believes that its tier one capital will increase by approximately three million ($3,000,000) dollars in the quarter ended September 30, 2009, although this amount will also be effected by other results of operations during the third quarter and the full impact of this additional capital cannot be fully assessed at this time. Full quarter end results for the third quarter ended September 30, 2009 and the fourth quarter ending December 31, 2009 will be filed subsequent to the date of this current report.

Cautionary Statement

The Agreement and other agreements and documents described above and in the attached exhibits to this report provide a brief description of the terms and conditions material to the Registrant. Except for their status as contractual documents that establish and govern the legal relations among the parties thereto with respect to the transactions described above, the documents are not intended to be sources of factual, business or operational information.

Item 1.02 Termination of a Material Definitive Agreement

The information set forth under Item 1.01 is incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information set forth under item 1.01 is incorporated herein by reference.

On October 4, 2009, Rogers Brandon, director and Vice Chairman of the Board of the Registrant and a director of the Bank, was appointed by the respective Boards to serve as the Chairman of the Board of the Registrant and the Bank, subject to obtaining all required clearances from the Federal Reserve Bank of San Francisco and the California Department of Financial Institutions. On October 6, 2009, all necessary clearances needed for Mr. Brandon to formally become Chairman of the Board of the Registrant and the Bank had been obtained. Mr. Brandon has served as a member of the Bank’s Board of Directors since 2000 and as a member of the Registrant’s Board of Directors since 2006. In 2007, he was named Vice Chairman of the Board of Registrant. Mr. Brandon is the President of American General Media, a business that owns and operates radio stations in the Western United States since 1982.

Registrant’s President, Bart Hill, who is also the Bank’s President, Chief Executive Officer and interim Chief Credit Officer, will continue to oversee the operations of both Bancorp and the Bank as the principal executive officer of both companies.

On October 4, 2009, Stephen M. Annis, 61, who had been serving as the Chief Financial Officer, was promoted to Executive Vice President and Chief Operating Officer of the Bank and Registrant. Mr. Annis has been the Executive Vice President and Chief Financial Officer of Registrant since 2006. He has been employed by the Bank since 1986 and served as the Bank’s Executive Vice President and Chief Financial Officer until his promotion. He is the Corporate Secretary of the Bank and Registrant. Mr. Annis graduated Magna Cum Laude from Pepperdine University, earning a Bachelor’s degree in Administrative Science and a Master’s degree in Business Administration. Mr. Annis also holds a California Community College Instructor’s Credential in Business and Industrial Management. In June 2001, Mr. Annis was awarded the Certified Risk Professional (CRP) designation conferred by The Bank Administration Institute. The compensation of Mr. Annis remains unchanged.

On October 4, 2009, Mark Taylor, 48, who was the Bank’s Vice President – Finance, was promoted to Senior Vice President and Chief Financial Officer of the Bank and Bancorp. He is also the Assistant Corporate Secretary of Bancorp. Mr. Taylor has been employed by the Bank since October 2005. Mr. Taylor is a certified public accountant licensed in the states of California and Louisiana. He graduated Cum Laude from Louisiana Tech University, earning a Bachelor of Science degree in Accounting and has over 19 years of experience in the banking industry. Mr. Taylor’s salary remains unchanged at $132,624.

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

(a)	(1) Effective as of October 4, 2009, the Registrant’s board of directors adopted the Amended and Restated Bylaws (“Restated Bylaws”) that are attached hereto as Exhibit 99.2, which exhibit is incorporated into this item by reference. All of the descriptions in this item are qualified in their entirety by reference to the Restated Bylaws.

(a)(2) A description of the provision adopted or changed is set forth below:

(i) Article II. Section 2.5. Manner of Giving Notice. The first sentence of this provision was amended to provide that, in addition to the methods previously listed, notice of any meeting of shareholders may also be provided in any other manner permitted by law.

(ii) Article II. Section 2.14. Notice of Action Taken by Written Consent without a Meeting. This second sentence of this provision was conformed to be consistent with section 2.5.

(iii) Article III. Section 3.2. Number and Qualification of Directors. This exact number of directors of the Registrant was changed to eight (8). No other portions of this provision were changed from the prior provision.

(iv) Article III. Section 3.8. Annual Meetings. This provision was revised to include a clarification providing that the annual organizational meeting of the board of directors may include, in the board’s discretion, the designation of a Chairman of the Board and/or a Vice Chair.

(v) Article III. Section 3.10. Special Meetings. This provision was changed to provide that in addition to the Chairman of the Board, the President or the Secretary, special meetings of the board of directors may be called by the Vice Chair.

(vi) Article IV. Section 4.1. Committees of Directors. The first sentence of this provision was changed to provide that the Vice Chair may, in the absence of the Chairman of the Board, recommend to the Board of Directors one or more committees or designate one or more alternate members of any committee.

(vii) Article IV. Section 4.2. Meetings and Action of Committees. This provision was changed to clarify the procedures and rules for committee meetings.

(viii) Article V. Section 5.1. Officers. The first sentence of this provision was changed to provide that the officers of the Registrant shall be a President, a Secretary and a Chief Financial Officer, in addition to other officers appointed in accordance with the Restated Bylaws. As a result of this change, the Chairman of the Board is no longer listed as an officer.

(ix) Article V. Section 5.3. Subordinate Officers. The first sentence of this provision was changed to clarify that the Vice Chair of the Board may be empowered by the board of directors to appoint officers.

(x) Article V. Section 5.6. Chairman of the Board. New sentences were added to the existing provision to provide that the Chairman of the Board shall be designated at the annual organizational meeting of the board of directors and shall serve at the pleasure of the board and that the board of directors may at any time designate a new Chairman in the event any incumbent resigns, retires, dies, becomes disabled or is removed.

(xi) Article V. Section 5.7. Vice Chairman and/or Chief Executive Officer. This provision was changed to clarify the powers of the Vice Chair in the absence of the Chairman of the Board and the powers of the Chief Executive Officer (who is not also the President), if any, in the absence of the Chairman and the Vice Chair. New sentences were added to the existing provision to provide that the Vice Chair shall be designated at the annual organizational meeting of the board of directors and shall serve at the pleasure of the board and that the board of directors may at any time designate a new Vice Chair in the event any incumbent resigns, retires, dies, becomes disabled or is removed.

(xii) Article V. Section 5.8. President. The second sentence was changed to clarify the authority of the President to preside at meetings of the board of directors and shareholders in the absence of the Chairman of the Board or the Vice Chair.

Item 8.01 Other Events.

On October 4, 2009, the Board of Directors of the Bank and Bancorp established a Corporate Governance and Nominating Committee (the “Committee”). The Committee will play a critical role in overseeing matters of corporate governance for the Registrant’s Board, including formulating and recommending governance principles and policies. The new committee will be charged with enhancing the quality of nominees to the Board and ensuring the integrity of the nominating process, and will immediately begin identifying and evaluating new directors to augment the existing Boards of Bank and Registrant.

The Committee will be chaired by Rogers Brandon. Other committee members will include: Melvin Atkinson, 54, who has been a member of the Bank’s board since 2005 and of Bancorp’s board since 2006. He is currently a member of Bancorp’s Audit Committee and the President and Chairman of the Board of M.D. Atkinson Company, Inc., a professional property management service company. Louis Barbich, 66, is Chair of Bancorp’s Audit Committee, a

member of its Compensation Committee and Chairman of Barbich, Hooper, King, Dill, Hoffman Accountancy Corporation, where he has practiced since 1982. Mr. Barbich, a certified public accountant, has served as a director of the Bank since 1990 and a director of Bancorp since its formation in 2006.

Item 9.01. Financial Statements and Exhibits.

Exhibit 99.1	Press Release Dated October 5, 2009.
Exhibit 99.2	Amended and Restated Bylaws of San Joaquin Bancorp dated October 4, 2009

[Note: Exhibit 99.1 is deemed furnished and not filed except as otherwise expressly stated above]

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SAN JOAQUIN BANCORP

By:	/s/ Bart Hill

President

Date: October 8, 2009